Exhibit 2

Rule 10b5-1 Purchase Plan
This Rule 10b5-1 Purchase Plan, including the recitals and exhibits hereto (this “Plan”), is entered into on September 24, 2018 by and between Barings LLC (“Affiliated Purchaser”) and (“Broker”).
WHEREAS, Affiliated Purchaser desires to establish a plan that qualifies for the safe harbors provided by Rules 10b5-1 (“Rule 10b5-1”) and 10b-18 (“Rule 10b-18”) under the Securities Exchange Act of 1934, as amended, to purchase shares of common stock, par value $0.001 per share (the “Shares”) of Barings BDC, Inc. f/k/a Triangle Capital Corporation (“Issuer”) of which Affiliated Purchaser is the investment adviser;
WHEREAS, Affiliated Purchaser desires to engage Broker as its exclusive agent to purchase Shares on its behalf in accordance with this Plan; and
WHEREAS, Affiliated Purchaser has established or, prior to effecting transactions under this Plan will establish an account (the “Account”) with Broker by executing an account agreement and any other reasonably necessary ancillary documents with Broker;
NOW, THEREFORE, Affiliated Purchaser and Broker hereby agree as follows:

1.	Engagement of Broker
Affiliated Purchaser hereby engages Broker as Affiliated Purchaser’s exclusive agent to purchase Shares during the term of this Plan. Subject to the terms and conditions set forth herein, Broker hereby accepts such appointment and engagement.

2.	Trading Instructions
(a)    Subject to Sections 2(b) and 2(c), Broker is authorized to begin purchasing Shares as agent for Affiliated Purchaser pursuant to this Plan on the date hereof (the “Commencement Date”) after the execution of this Agreement by both parties and shall cease purchasing Shares on the Termination Date (as defined below). The period beginning on the Commencement Date and ending on the Termination Date is referred to herein as the “Plan Period.”
(b)    Broker shall not purchase any Shares pursuant to this Plan in any period from the commencement by Issuer of a tender offer for Shares pursuant to Section 2.3(c) of the Stock Purchase and Transaction Agreement dated as of April 3, 2018 by and between Issuer and Affiliated Purchaser (the “Externalization Agreement”) to, and including, the 11th business day following the expiration of any such tender offer. Following the expiration of such period with respect to a subsequent Issuer tender offer pursuant to Section 2.3(c) of the Externalization Agreement, Broker shall not purchase Shares pursuant to this Plan until Affiliated Purchaser has provided a modification in accordance with Section 9 hereof and in the form of Exhibit A hereto.
(c)    Broker shall not purchase any Shares pursuant to this Plan following receipt of a notice from Affiliated Purchaser that a filing relating to purchases of Shares is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder. Following receipt of such notice, Broker shall not recommence purchases of Shares pursuant to this Plan until Affiliated Purchaser notifies Broker that the applicable waiting period under the HSR Act has expired or been terminated and

Affiliated Purchaser has provided a modification in accordance with Section 9 hereof and in the form of Exhibit A hereto.
(d)    In accordance with Broker’s customary procedures, Broker will deposit Shares purchased hereunder into the Account against payment to Broker of the purchase price therefor and commissions and other fees in respect thereof.
(e)    Broker will notify Affiliated Purchaser of all transactions executed under this Plan pursuant to customary trade confirmations on a daily basis (showing the date of the transactions, the number of Shares purchased, the price paid, Broker’s compensation for the purchases and settlement dates), as well as other market data or account reports that Affiliated Purchaser may reasonably request from Broker’s equity capital markets group. All such requests shall be submitted to .
(f)    (i)    On each day on which the New York Stock Exchange (the “Exchange”) is open for trading (each, a “Trading Day”) on which no Market Disruption Event (as defined below) occurs, Broker shall use commercially reasonable efforts to purchase, as agent and for the account of Affiliated Purchaser, the lesser of (x) the maximum number of Shares that Affiliated Purchaser could purchase under Rule 10b-18 on such Trading Day and (y) the number of Shares that are available to be purchased within the parameters set forth on the Share Purchase Guidelines set forth on Schedule A hereto (such amount, the “Share Purchase Limit”); provided that the aggregate purchase price of all Shares that Broker may purchase under this Plan is $50,000,000 (the “Total Authorized Value”).
(ii)    Affiliated Purchaser shall pay to Broker a commission of $ per Share so purchased.
(iii)    “Market Disruption Event” has the meaning set forth in section 6.3(a) of the 2002 Equity Derivatives Definitions, as published by the International Swaps and Derivatives Association, Inc.
(g)    Broker may purchase Shares on the Exchange, any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise.

3.	Broker’s Discretion to Deviate from Trading Instructions
(a)    Subject to the Share Purchase Guidelines and other terms and conditions set forth in this Plan, Broker shall have full discretion with respect to the execution of all purchases, and Affiliated Purchaser acknowledges and agrees that Affiliated Purchaser does not have, and shall not attempt to exercise, any influence over how, when or whether to effect such purchases of Shares pursuant to this Plan, except that Affiliated Purchaser may amend, modify or waive this Plan as set forth in Section 9.
(b)    In the event that, on any Trading Day, Broker reasonably determines that it is appropriate with regard to any legal or regulatory restrictions (collectively, “Restrictions”) for Broker to refrain from purchasing Shares or to purchase fewer than the number of Shares with an aggregate purchase price than the applicable Share Purchase Limit set forth in the Share Purchase Guidelines, then Broker may, in its discretion, elect that the number of Shares to be purchased for such Trading Day shall be reduced to an amount determined by Broker, in its discretion, as appropriate with regard to such Restrictions.

(c)    Any Shares to be purchased (and the corresponding Purchase Price Range (as identified in Schedule A hereto)) set forth in the Share Purchase Guidelines above shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Shares or any change in capitalization with respect to Issuer or any similar event that occurs during the Plan Period, as determined by Broker in good faith and in a commercially reasonable manner.
(d)    For the avoidance of doubt, any modification to Rule 10b-18 by the Securities and Exchange Commission (the “SEC”) that affects the volume limit or other conditions of Rule 10b-18 during the term of this Plan shall not be deemed a modification of this Plan, and furthermore, Broker, without consultation with Affiliated Purchaser, shall have sole discretion in applying any such modification of Rule 10b-18 to this Plan.

4.	Termination Date
This Plan shall terminate upon the Termination Date. “Termination Date” means the earliest of:
(a)    the close of business on the date that is two years following the Commencement Date; provided that the number of days during which purchases by Broker of Shares pursuant to this Plan cannot be made as a result of the suspension thereof for any reason, including, but not limited to, suspensions of the Plan pursuant to Section 2(b) or Section 2(c) hereof, shall be added to such two-year period;
(b)    the end of the Trading Day on which the aggregate purchase price for all Shares purchased under this Plan (excluding any commissions) equals the Total Authorized Value or that no further purchases could be made at the closing price of such Trading Day without exceeding the Total Authorized Value;
(c)    the date that Broker becomes aware of the commencement of any voluntary or involuntary case or other proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver or other similar official, in each case, with respect to Issuer or Affiliated Purchaser, or the taking of any corporate action by Issuer or Affiliated Purchaser to authorize or commence any of the foregoing;
(d)    the date that Issuer or any other person publicly announces a tender or exchange offer with respect to the Shares or a merger, acquisition, reorganization, recapitalization or other similar business combination or transaction as a result of the consummation of which the Shares would be exchanged or converted into cash, securities or other property, other than a subsequent Issuer tender offer pursuant to Section 2.3(c) of the Externalization Agreement;
(e)    the Termination Date designated in any Cancellation Notice (as defined below) delivered in accordance with the last paragraph of this Section 4; and
(f)    such time as Broker determines in its reasonable judgment that any further purchase to be made hereunder would result in a violation of any Restriction applicable to Broker.
If Broker determines that any event specified in Paragraphs (b), (c), (d) or (f) of this Section 4 has occurred, Broker shall promptly notify Affiliated Purchaser that this Plan has terminated pursuant to the terms of this Section 4 and the date of such termination.

Affiliated Purchaser may, by delivery of written notice (a “Cancellation Notice”) to Broker, designate a date no earlier than the opening of the Trading Day immediately following the date of such Cancellation Notice as a Termination Date.

5.	Representations, Warranties and Covenants
(a)    While this Plan is in effect, each of Affiliated Purchaser and Broker agree not to discuss with the other Issuer’s business, operations or prospects or any other information likely to be related to the value of the Shares or likely to influence a decision to sell Shares. Notwithstanding the preceding sentence, with the approval of counsel to Broker, Affiliated Purchaser may communicate with Broker personnel who are not responsible for, and have no ability to influence, the execution of this Plan.
(b)    Affiliated Purchaser represents and warrants to Broker that this Plan and the transactions contemplated hereby have, to the extent applicable, been duly authorized by Affiliated Purchaser.
(c)    Affiliated Purchaser represents and warrants to Broker that neither it, Issuer nor any “affiliated purchaser” (as defined in Rule 10b-18) of Issuer has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) during the four full calendar weeks immediately preceding the Commencement Date.
(d)    Affiliated Purchaser represents and warrants to Broker that it is not aware of any material, nonpublic information concerning Issuer or Issuer’s securities (“Material, Nonpublic Information”) and is entering into this Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, to the extent applicable to Affiliated Purchaser.
(e)    Broker represents and warrants to Affiliated Purchaser that it has implemented reasonable policies and procedures, taking into consideration the nature of Broker’s business, to ensure that individuals making investment decisions will not violate the laws prohibiting trading on the basis of Material, Nonpublic Information. These policies and procedures include those that restrict any purchase or sale, or the causing of any purchase or sale, of any security as to which Broker has Material, Nonpublic Information, as well as those that prevent such individuals from becoming aware of or being in possession of Material, Nonpublic Information.
(f)    Affiliated Purchaser represents and warrants to Broker that Affiliated Purchaser has not relied upon Broker or any person affiliated with Broker in connection with, Affiliated Purchaser’s adoption and implementation of this Plan. Affiliated Purchaser acknowledges that Broker is not acting as a fiduciary or advisor for Affiliated Purchaser.
(g)    While this Plan is in effect, Affiliated Purchaser agrees not to enter into or alter any corresponding or hedging transaction or position with respect to any Shares, including securities exchangeable or convertible into Shares.
(h)    Affiliated Purchaser agrees that, during the period from the Commencement Date to the date falling that number of days following the Termination Date equal to the “restricted period” applicable to Issuer, it will not, and will not permit Issuer to, engage in any “distribution” with respect to which the Shares are a “covered security” (as such terms are defined in Regulation M) or any other activity that would prohibit purchase of Shares by Broker. In the event the

Affiliated Purchaser becomes aware of any action taken by the Issuer during the Plan Period to engage in any such distribution, it will promptly deliver a Cancellation Notice to Broker.
(i)    Affiliated Purchaser represents and warrants that as of the time of Affiliated Purchaser’s execution of this Plan, Affiliated Purchaser has not entered into any similar plan or agreement with respect to Shares or any security or interest convertible into or exchangeable for Shares. Affiliated Purchaser agrees that without the prior written consent of Broker Affiliated Purchaser shall not, and shall take no steps to permit Issuer to, during the Plan Period, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share), or any security convertible into or exchangeable for Shares (other than in connection with employee benefit plan transactions made in the ordinary course). In the event the Affiliated Purchaser becomes aware of any such action taken by the Issuer during the Plan Period, it will promptly deliver a Cancellation Notice to Broker.

6.	Compliance with the Securities Laws
(a)    It is the intent of the parties that this Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B), and the parties agree that this Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).
(b)    Broker agrees to use commercially reasonable efforts to comply with Rule 10b-18 in effecting purchases of Shares pursuant to this Plan.

7.	Indemnification
In the event that Broker or any of its affiliates becomes involved in any capacity in any action, proceeding or investigation arising out of this Plan, Affiliated Purchaser shall reimburse Broker or such affiliate for its reasonable and documented out-of-pocket legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith within 30 days of receipt of notice of such expenses, and shall indemnify and hold Broker or such affiliate harmless against any losses, claims, damages or liabilities to which Broker or such affiliate may become subject in connection with any such action, proceeding or investigation, except to the extent that any such losses, claims, damages, liabilities or expenses are determined in a non-appealable determination of a court of competent jurisdiction to be solely the result of the fraud, gross negligence or willful or intentional misconduct of Broker or a breach by Broker of any of its agreements or obligations hereunder.

8.	Dispute Resolution; Jury Trial Waiver
Each of Broker and Affiliated Purchaser agrees that any claim, dispute or controversy arising out of or relating directly or indirectly to this Plan shall be submitted to the Federal or state courts in the Borough of Manhattan in The City of New York. To the extent permitted by applicable law, each party to this Plan irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Plan or the transactions contemplated hereby.

9.	Amendment, Modification, Waiver
This Plan may be amended, modified or waived by Affiliated Purchaser provided that (a) such amendment, modification or waiver is (i) in writing and (ii) made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5; and (b) at the time of such amendment, modification or waiver Affiliated Purchaser represents and warrants to Broker that it is not in possession of any Material, Nonpublic Information. Upon any amendment, modification or waiver of this Plan, Affiliated Purchaser shall immediately deliver to Broker a letter substantially in the form of Exhibit A hereto.

10.	General
(a)    This Plan constitutes the entire agreement between the parties with respect to this Plan and supersedes any prior agreements or understandings with regard to this Plan.
(b)    All notices to Broker under this Plan shall be delivered to Broker in the manner specified by this Plan by facsimile followed by telephonic confirmation to:
[Broker notice information]

All notices to Affiliated Purchaser under this Plan shall be delivered to Affiliated Purchaser in the manner specified by this Plan by email followed by telephonic confirmation to:
Barings LLC
Attn: Patrick Hoefling, Managing Director & Treasurer
300 South Tryon Street, Suite 2500
Charlotte, North Carolina 28202
Phone: (704) 805-7247
Email: patrick.hoefling@barings.com
(c)    This Plan shall be governed by and construed in accordance with the laws of the State of New York.
(d)    This Plan may be assigned by Broker to any of its affiliates; provided that following any such assignment, Broker shall remain bound by its obligations under this Plan.
[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have signed this Plan as of the date first written above.

BARINGS LLC

By: _________________________
Name:
Title:

[Signature Page to 10b5-1 Plan]

[BROKER]
By: _________________________
Name:
Title:

[Signature Page to 10b5-1 Plan]

Exhibit A
Barings LLC
300 South Tryon Street, Suite 2500
Charlotte, North Carolina 28202
[Date]
[Broker notice information]

Re:    [Amendment/Modification/Waiver] of Rule 10b5-1 Purchase Plan
Ladies and Gentlemen:
Pursuant to Section 9 of the Rule 10b5-1 Purchase Plan between Barings LLC (“Affiliated Purchaser”) and (“Broker”), dated September 24, 2018 (the “Plan”), Affiliated Purchaser requests [amendment/modification/waiver] of the Plan as of [Insert Date].
[Insert terms of amendment, modification or waiver.]
Affiliated Purchaser hereby represents and warrants to Broker that on the date hereof Affiliated Purchaser is not aware of any material, nonpublic information regarding Barings BDC, Inc. or its securities, and that its decision to [amend/modify/seek a waiver of] the Plan was made in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Securities Exchange Act of 1934, as amended.

Very truly yours,
BARINGS LLC
By:
Name:
Title:

Acknowledged and agreed to as of the date first written above,
[BROKER]
By:
Name:
Title:

Exhibit A

Schedule A
Share Purchase Guidelines

Purchase Price Range	Share Purchase Limit

“NAV” shall mean the most recent net asset value per Share publicly disclosed by Issuer in its filings with the SEC, as notified to Broker by Affiliated Purchaser promptly after any such filing becomes publicly available.

Schedule A